Exhibit 5.1

mwe.com Bertrand Delafaye bdelafaye@mwe.com +33 1 81 69 15 02

July 12, 2021

Dynacure S.A.

Bioparc III, 850, boulevard Sebastien Brant

67400 Illkirch Graffenstaden, France

Re: Registration Statement on Form F-1 (No. 333- 257420) relating to the Public Offering of up to 7,187,500 ADSs representing Ordinary Shares of Dynacure S.A.

Ladies and Gentlemen:

We have acted as special French counsel for Dynacure S.A. (the “Company”), a French société anonyme, in connection with the public offering of up to 7,187,500 American Depositary Shares (the “ADSs”), each representing one ordinary share of the Company with a nominal value of €0.04 per share (the “Underlying Shares”), including ADSs purchasable by the underwriters upon their exercise of an over-allotment option granted to the underwriters, as contemplated by the Registration Statement on Form F-1 (the “Registration Statement”) to which this opinion has been filed as an exhibit. The term “Underlying Shares” shall include any additional ordinary shares underlying ADSs registered by the Company pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the offering contemplated by the Registration Statement. The ADSs, each representing one Underlying Share, will be sold pursuant to the underwriting agreement (the “Underwriting Agreement”) proposed to be entered into by and among the Company, J.P. Morgan Securities LLC, BofA Securities, Inc. and Wells Fargo Securities, LLC, acting as the representatives of the several underwriters to be named in Schedule I to the Underwriting Agreement.

In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company as we have deemed necessary as the basis for such opinion, including, without limitation, the Registration Statement, and have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or reproduced copies and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed, without independent investigation or verification of any kind, that all parties other than the Company had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed, without independent investigation or verification of any kind, the due authorization by all requisite action, corporate or other, and the valid execution and delivery, by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of the Company and its officers and other representatives and of public officials. We have assumed that any draft of documents reviewed by us would have been executed in substantially the form reviewed by us. Our opinion is conditioned on the initial and continuing accuracy of all the facts, information, analyses, statements, representations and assumptions referred to herein.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations stated herein, we are of the opinion that the Underlying Shares, when issued by the Company in accordance with the extraordinary shareholders’ meeting of the Company and the decisions of the Board of Directors of the Company (the “Board”) pursuant to, and in accordance with, the Underwriting Agreement, upon payment of the consideration provided therein to the Company, will be validly issued, fully paid and non-assessable.

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McDermott Will & Emery est constituée à Paris sous la forme d’une Association d’Avocats à Responsabilité Professionnelle Individuelle. Les associés de McDermott Will & Emery AARPI sont constitués sous la forme de sociétés d’exercice libéral à responsabilité limitée.

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We are members of the Paris bar and this opinion is limited to the laws of the Republic of France. This opinion is subject to the sovereign power of the French courts to interpret agreements and assess the facts and circumstances of any adjudication. This opinion is given on the basis that it is to be governed by, and construed in accordance with, the laws of the Republic of France.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our Firm under the caption “Legal Matters” in the in the prospectus constituting a part of such Registration Statement. We do not admit in providing such consent that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ McDermott Will & Emery AARPI